Finance

This Loan Agreement (the “Agreement”) is concluded this 28th April, 2008, in Luxemburg by and between:

ARCELORMITTAL FINANCE, a Luxemburg société en commandite par actions, , with a share capital of Euros 300 000, having its registered office at 19, Avenue de la Liberté, registered with the Luxembourg Register of Commerce and Companies under number B13.244, represented by two duly authorized signatories for the purpose hereof (the “Lender”),

and

Noble European Holdings B.V, a Dutch corporation, with a share capital of Euros 90.000 having its registered office at Naritaweg 165, 1043 BW Amsterdam, the Netherlands, registered with the Company Register of Amsterdam under number 34274517 represented by David J. Fallon and Thomas L. Saeli, duly authorized for the purpose hereof (the “Borrower”)

The Lender and the Borrower are also referred to in this Agreement as a “Party” and collectively as the “Parties”.

Unless otherwise provided in this Agreement, all capitalised terms and definitions used herein shall have the same meaning ascribed to them in a Facilities Agreement entered into between Noble European Holding BV, and BNP Paribas. on August 31, 2007 (the “Facilities Agreement”).

WHEREAS, On March 28, 2008, Noble European Holdings B.V. (“Noble BV”), a subsidiary of Noble International, Ltd. (the “Company”) entered into a Letter Agreement (the “Letter Agreement”) with BNP Paribas (“BNP”) and ArcelorMittal S.A. with respect to the Facilities Agreement dated as of August 31, 2007 by and among Noble BV, certain of its subsidiaries

ArcelorMittal Finance SCA	www.arcelormittal.com
19, avenue de la Liberté	Trade register: Luxembourg B 13244
L-2930 Luxembourg
G.D. of Luxembourg

named therein and BNP as arranger, agent, security agent and lender. Pursuant to the Letter Agreement, the Lenders agreed to, among other things, (i) waive breaches relating to the failure to timely deliver financial statements for 2007, an accompanying compliance certificate and an annual budget for 2008 and (ii) waive any breach of the Fixed Charge Cover Ratio and Leverage Ratio for the period ending December 31, 2007.

The waivers provided by the Lenders is subject to several conditions, including, without limitation, (i) that Noble BV provide a prepayment in the amount of 20,000,000 no later than May 2, 2008, which prepayment shall be funded by the proceeds of subordinated loan provided to Noble BV by ArcelorMittal or one of its affiliates.

WHEREAS, ArcelorMittal S.A, in consideration of the waivers set out in the Letter Agreement granted by BNP to the Company has undertaken to BNP either to make or procure that one of its affiliates makes, by no later than 2 May 2008, funding in an aggregate amount of 20,000,000 available by way of subordinated loan to the Company as described in the present Agreement and in accordance with paragraph 7(f) of the Letter Agreement.

WHEREAS, the Borrower wishes to obtain and ArcelorMittal Finance is willing to provide financing on the terms set forth herein;

NOW, THEREFORE, the Parties have agreed as follows, it being understood that the provisions of the present Agreement shall be subordinated to the respect of the provisions of (i) the Facilities Agreement and of (ii) the Letter Agreement.

1.	SUBJECT OF AGREEMENT AND PURPOSE OF THE LOAN

1.1.	Pursuant to the terms and conditions hereof, the Lender agrees to lend to the Borrower an amount in principal of € 20.000.000 (twenty million) (the “Loan”).

The Loan is provided for the purposes of making a Voluntary Prepayment by the Borrower of Term Facility Loans granted by BNP by an aggregate amount equal to € 20 000 000.

2.	TRANCHES AND CONDITIONS OF THE LOAN

2.1.	Tranches. The Lender shall grant the Loan in one (1) tranche. Tranche shall be provided to the Borrower not later than May 2, 2008

2.2	Disbursement. The Lender shall pay the drawing in €uros by bank transfer to the following BNP Paribas Amsterdam account in the name of Noble European Holdings BV.

    IBAN : NL66BNPA0227911520         BIC : BNPANL2A

2.3	Repayment. The Loan shall be repaid in €uros by bank transfer to the bank account of the Lender within 10 Business Days after the date when the Facilities are repaid in full by the Borrower and all the Total Commitments are cancelled. Repayments shall be made available to such account of the Lender, as the Lender shall have previously notified to the Borrower

2.4.	Interest. Provided no Default is continuing at the time of payment or would occur as a result of making the payment (in each case, other than, for the avoidance of doubt, any Default which has occurred as at the date of the Letter Agreement and which is waived under this Letter Agreement), interest shall accrue on the Loan at an annual rate of EURIBOR plus the Margin. The interest shall accrue from day to day, and be computed for the actual number of days elapsed.;

2.5.	Default Interest. In the event of any delay in payment by the Borrower of any amount due hereunder, and if this delay is not due to the Subordination, the Borrower shall pay, in addition to regular interest, without any notice from the Lender to this effect a default interest at a rate of 1 % per annum starting from the date following the respective due date of payment until the date of actual payment (inclusive).

2.6	Capitalisation of Interest. Any default interest due hereunder shall be capitalized if it remains outstanding for a period exceeding 6 (six) months. Capitalized interests will bear interest according the rate defined in 2.4.

2.7.	Payment of Interest and capitalised interest. The Borrower shall pay the interest on the amount of Loan and the capitalised interest every 6 (six) months, end of June and end of December

2.8	Voluntary Prepayment of the Loan. Subject to the Repayment or Prepayment of the Facilities in full by the Borrower and to the cancellation of all the Total Commitments, the Borrower may from time to time, upon not less than 3 days’ prior written notice to the Lender, prepay the whole or any part of the principal amount of the Loan then outstanding, together with the corresponding interest, without any additional fee or penalty.

2.9.	Mandatory Repayment of the Loan. Subject to the Repayment or Prepayment of the Facilities in full by the Borrower and to the cancellation of all the Total Commitments the Lender shall have the right to demand early repayment of all or any amounts due hereunder in the event of occurrence of any event of default set forth in Article 4 below (the “Event of Default”). In the event the Lender decides to make such a demand, he shall send to the Borrower a written notice to this effect describing the Event of Default occurred and demanding immediate payment.

2.10.	Taxes. All payments to be made hereunder by the Borrower shall be made in full, free and clear and without any deduction or withholding for, or on account of, any taxes imposed in Netherlands under applicable Dutch law, excluding income tax of the Lender, all taxes, bank cost and charges, connected with the transfer of funds, shall be paid by the Lender.

In the event that such deduction or withholding is required by Dutch law, the Borrower shall, on the date of the relevant payment, pay such additional amounts as may be necessary to ensure that the Lender, receives an amount equal to the full amount which it would have received had there been no such deduction or withholding.

If the Dutch law does not allow implementation of the aforementioned mechanism, the Parties shall amend this Agreement to increase the amounts due by the Borrower by such amount as is necessary to ensure that after the relevant deduction or withholding has been made by the Borrower, the Lender receives the full amount of the principal and interests specified herein as if no such deduction or withholding had been required by Dutch law or made by the Borrower.

3.	RIGHTS AND OBLIGATIONS OF THE PARTIES

3.1.	The Borrower shall bear all expenses associated with repayment of the Loan to the Lender, and shall be obliged to assist the Lender, if necessary, in completing all formalities prescribed by Dutch tax legislation for advance exemption of the Lender from payment of any taxes in respect of the amounts to be paid to the Lender under this Agreement.

3.2.	At any time prior to the Borrower’s full discharge of its obligations hereunder, the Lender shall have the right, by informing the Borrower in advance, to verify that the Loan is being used for its intended purpose, and the Borrower shall be obliged to assist the Lender in the course of such verification.

3.3.	The Borrower’s obligation to repay the Loan and pay all other amounts due to the Lender hereunder shall be considered discharged only after the crediting of the funds to the Lender bank’s correspondent account, which shall be confirmed by a statement of account issued by the Lender’s bank.

4.	EVENTS OF DEFAULT

4.1.	The Parties agree that any of the following shall constitute an Event of Default:

(i)	the Borrower fails to pay when due any amount payable by it hereunder, unless such failure is remedied within six (6) days from the due date;

(ii)	the Borrower fails to comply with any other provision of this Agreement, and where such failure is capable of remedy is not remedied within ten (10) days after receipt of written notice from the Lender;

4.2.	In the event of occurrence of any Event of Default and provided the Facilities have been repaid or prepaid in full by the Borrower and the Total Commitments have been cancelled, the Lender shall have the right, by notice to the Borrower, to declare all or any portion of the principal of, and accrued interest on, the Loan (together with any other amounts accrued or payable hereunder) to be, and the same shall thereupon become (anything in this Agreement to the contrary notwithstanding) immediately due and payable without any further notice and without any presentment, demand or protest of any kind, and the Borrower shall, upon receipt of such notice from the Lender, immediately make any payment required by the Lender in the notice.

5.	APPLICABLE LAW AND JURISDICTION

The rights and obligations of the Parties under this Agreement shall be interpreted in accordance with the laws of Luxemburg, the courts of Luxemburg being competent to hear and rule on any dispute, objection or difficulty which might arise between the parties as regards the interpretation of this Agreement.

6.	SET OFF

Provided the Facilities have been repaid or prepaid in full by the Borrower and the Total Commitments have been cancelled, the Lender may, but shall not obliged to set-off against any obligation of the Borrower due and payable by it hereunder any money due by the Lender to the Borrower.

7.	MISCELLANEOUS PROVISIONS

7.1.	All amendments to this Agreement shall be valid only when executed in writing and signed by duly authorised representatives of the Parties.

7.2.	All notices and communications under this Agreement must be drafted in writing and sent to the addresses of the Parties specified on the first page hereof and/or to the fax numbers specified below. Either Party may change its address for receipt of notifications by sending a notification to the other Party. A notification shall be considered received: (a) on the day of its sending, if sent by fax and with electronic confirmation of receipt; or (b) on the day of its delivery, if delivered in person or by international courier mail, which shall be confirmed by a receipt slip.

For the Lender:

Facsimile number:	+352 4792 2189
Attention:	Mr. Armand Gobber/Alain Gilniat
Address:	19, Avenue de la Liberté, L 2930 Luxemburg, Grand duchy of Luxemburg
E-mail :	armand.gobber@arcelormittal.com alain.gilniat@arcelormittal.com

For Borrower:

Facsimile number:	F: +32 (0)9 210 03 70
Attention:	Mrs Marijke Deleu
Address:	Noble International Europe, Verlorenbroodstraat 122/b4, B- 9820 Merelbeke
T:	+32 (0)9 210 03 49
E-mail:	marijke.deleu@nobleintl.com

7.3.	The Lender may at any time assign or otherwise transfer all or any part of its rights and obligations hereunder to ArcelorMittal Affiliates.

ArcelorMittal Finance

By:	/s/ Armand Gobber
Name:	Armand Gobber
Title:	Vice President Finance & Funding

By:	/s/ Albert Rinnen
Name:	Albert Rinnen
Title:	Vice President Controlling

Noble European Holdings B.V

By:	/s/ Thomas L. Saeli
Name:	Thomas L. Saeli
Title:

By:	/s/ David J. Fallon
Name:	David J. Fallon
Title: